June 7, 2024

Investment Managers Series Trust

235 West Galena Street

Milwaukee, Wisconsin 53212

Investment Managers Series Trust II

235 West Galena Street

Milwaukee, Wisconsin 53212

Ladies and Gentlemen:

This opinion is furnished to you pursuant to paragraph 8.5 of the Agreement and Plan of Reorganization (the “Agreement”) by and among Investment Managers Series Trust (the “IMST Trust”), a Delaware statutory trust, on behalf of its series KL Allocation Fund (the “Acquired Fund”), and Investment Managers Series Trust II, (the “IMST II Trust”), a Delaware statutory trust, on behalf of its series AXS Astoria Inflation Sensitive ETF (the “Acquiring Fund”). All capitalized terms not otherwise defined herein have the meanings ascribed to them in the Agreement.

The Agreement contemplates (i) the transfer of all the assets of the Acquired Fund to the Acquiring Fund in exchange for (A) the Acquiring Fund Shares and cash, and (B) the assumption by the Acquiring Fund of all liabilities of the Acquired Fund; and (ii) the distribution, in accordance with paragraph 1.4 of the Agreement, of the Acquiring Fund Shares and cash Acquired Fund Shareholders in exchange for their shares in the Acquired Fund and in complete liquidation of the Acquired Fund (such transfer, assumption, and distribution is referred to herein as the “Reorganization”).1

[1]	Pursuant to paragraph 1.4 of the Agreement, (i) each Acquired Fund Shareholder that holds its shares of the Acquired Fund through a Qualifying Account (as defined in the Agreement) will receive the number of Acquiring Fund Shares and cash in lieu of fractional Acquiring Fund Shares that has an aggregate NAV (as defined in the Agreement) equal to the aggregate NAV of the shares of the Acquired Fund held of record by such Acquired Fund Shareholder on the Closing Date (as defined in the Agreement) and (ii) each Acquired Fund Shareholder that holds its shares of the Acquired Fund through a Non-Qualifying Account (as defined in the Agreement) will receive cash equal to the aggregate NAV of the shares of the Acquired Fund held of record by such Acquired Fund Shareholder on the Closing Date.

Morgan, Lewis & Bockius llp

One Federal Street Boston, MA 02110-1726	+1.617.341.7700
United States	+1.617.341.7701

Investment Managers Series Trust
Investment Managers Series Trust II
June 7, 2024
Page Two

In connection with this opinion we have examined and relied upon the originals or copies, certified or otherwise identified to us to our satisfaction, of the Agreement, the Combined Proxy Statement and Prospectus of the Acquired Fund and the Acquiring Fund and related documents (collectively, the “Reorganization Documents”). In that examination, we have assumed the genuineness of all signatures, the capacity and authority of each party executing a document to so execute the document, the authenticity and completeness of all documents purporting to be originals (whether reviewed by us in original or copy form) and the conformity to the originals of all documents purporting to be copies (including electronic copies). We have also assumed that each agreement and other instrument reviewed by us is valid and binding on the party or parties thereto and is enforceable in accordance with its terms, and that there are no contracts, agreements, arrangements, or understandings, either written or oral, that are inconsistent with or that would materially alter the terms of the Agreement or the other Reorganization Documents.

As to certain factual matters, we have relied with your consent upon, and our opinion is limited by, the representations of the various parties set forth in the Reorganization Documents and in certificates of the Trust, on behalf of the Acquired Fund, and the Trust, on behalf of the Acquiring Fund, each dated as of the date hereof (the “Certificates”). Our opinion assumes (i) that all representations set forth in the Reorganization Documents and in the Certificates will be true and correct in all material respects as of the date of the Reorganization (and that any such representations made “to the best knowledge of”, “to the knowledge of”, or “in the belief of”, or otherwise similarly qualified, are true and correct in all material respects without any such qualification), and (ii) that the Agreement is implemented in accordance with its terms and consistent with the representations set forth in the Reorganization Documents and Certificates. Our opinion is limited solely to the provisions of the Internal Revenue Code of 1986, as amended and as presently in effect (the “Code”), existing case law, existing permanent and temporary treasury regulations promulgated under the Code, and existing published revenue rulings and procedures of the Internal Revenue Service that are in effect as of the date hereof, all of which are subject to change and new interpretation, both prospectively and retroactively. We assume no obligation to update our opinion to reflect other facts or any changes in law or in the interpretation thereof that may hereafter occur.

On the basis of and subject to the foregoing, with respect to the Reorganization, we are of the opinion that, for United States federal income tax purposes:

1.	The transfer to the Acquiring Fund of all the assets of the Acquired Fund in exchange solely for Acquiring Fund Shares and cash and the assumption by the IMST II Trust, on behalf of the Acquiring Fund, of all the liabilities of the Acquired Fund, followed by the distribution of the Acquiring Fund Shares and cash to the Acquired Fund Shareholders in complete liquidation of the Acquired Fund, will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and each of the Acquired Fund and the Acquiring Fund will be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

Investment Managers Series Trust
Investment Managers Series Trust II
June 7, 2024
Page Three

2.	No gain or loss will be recognized by the Acquired Fund upon the transfer of all the Acquired Assets to the Acquiring Fund solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Acquired Fund, or upon the distribution of the Acquiring Fund Shares and cash to the Acquired Fund Shareholders, except for (i) any gain or loss that may be recognized with respect to contracts subject to Section 1256 of the Code, (ii) any gain that may be recognized on the transfer of stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code, and (iii) any other gain or loss that may be required to be recognized (A) as a result of the closing of the Acquired Fund’s taxable year, or (B) upon the transfer of an asset regardless of whether such transfer would otherwise be a non-recognition transaction under the Code.

3.	The tax basis in the hands of the Acquiring Fund of each Acquired Asset transferred from the Acquired Fund to the Acquiring Fund in the Reorganization will be the same as the tax basis of such Acquired Asset in the hands of the Acquired Fund immediately prior to the transfer thereof, increased by the amount of gain (or decreased by the amount of loss), if any, recognized by the Acquired Fund on the transfer.

4.	The holding period in the hands of the Acquiring Fund of each Acquired Asset transferred from the Acquired Fund to the Acquiring Fund in the Reorganization, other than Acquired Assets with respect to which gain or loss is required to be recognized in the Reorganization, will include the Acquired Fund’s holding period for such Acquired Asset (except where investment activities of the Acquiring Fund have the effect of reducing or eliminating the holding period with respect to an asset).

5.	No gain or loss will be recognized by the Acquiring Fund upon its receipt of all the Acquired Assets solely in exchange for Acquiring Fund Shares and cash and the assumption by the Acquiring Fund of all the liabilities of the Acquired Fund as part of the Reorganization.

6.	No gain or loss will be recognized by the Acquired Fund Shareholders upon the exchange of their Acquired Fund Shares for Acquiring Fund Shares as part of the Reorganization (except with respect to cash received in lieu of fractional shares and cash received by Acquired Fund Shareholders that hold their Acquired Fund Shares through Non-Qualifying Accounts).

Investment Managers Series Trust
Investment Managers Series Trust II
June 7, 2024
Page Four

7.	The aggregate tax basis of the Acquiring Fund Shares that each Acquired Fund Shareholder receives in the Reorganization (including fractional shares to which the shareholder would be entitled but for the distribution of cash in lieu of fractional shares) will be the same as the aggregate tax basis of the Acquired Fund Shares exchanged therefor.

8.	The holding period of each Acquired Fund Shareholder for the Acquiring Fund Shares received in the Reorganization will include the holding period for which such shareholder held the Acquired Fund Shares exchanged therefor, provided that the Acquired Fund Shareholder held such Acquired Fund Shares as capital assets on the date of the exchange.

This opinion is being delivered solely to you for your use in connection with the Reorganization, and may not be relied upon by any other person or used for any other purpose.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

MORGAN, LEWIS & BOCKIUS LLP